Exhibit 10.6

EXECUTIVE SALARY CONTINUATION PLAN

 AGREEMENT

Effective April 1, 2006

EXECUTIVE SALARY CONTINUATION PLAN

 AGREEMENT

This Executive Salary Continuation Plan Agreement (“Agreement”), made and entered into by and between Circle Bank (“Employer”) and Kim Kaseleonis (“Executive”).

    WHEREAS, Executive is employed by Employer; and

WHEREAS, it is the consensus of the Board of Directors of Employer (the “Board”) that Executive’s services to Employer in the past have been of exceptional merit and Employer desires to encourage her continued employment; and

WHEREAS, Executive’s experience, knowledge of the affairs of Employer, reputation, and contacts in the industry are so valuable that it is in the best interests of Employer to arrange terms of continued employment for Executive so as to reasonably assure Executive’s remaining in the Employer’s employment during Executive’s lifetime or until retirement; and

WHEREAS, Executive is willing to continue in the employ of Employer provided Employer agrees to pay Executive certain benefits in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained it is agreed as follows:

1.        Effective Date

   This Agreement shall be effective as of April 1, 2006.

2.        Definitions

     (a)         Accounting Accrued Liability. “Accounting Accrued Liability” means the accumulation of annual bookkeeping entries made by Employer to account for Executive’s accrued benefit liability under this Agreement, using the Accounting Interest Rate and where the accrued benefit equals the Annual Accrual Factor multiplied by the Normal Retirement Benefit.

     (b)         Accounting Interest Rate. “Accounting Interest Rate” means the interest rate used to calculate the Accounting Accrued Liability and shall be equal to the Moody’s Corporate Aa Bond Yield Average for October of the year prior to the year for which the Accounting Accrued Liability is calculated.

 (c)         Annual Accrual Factor. “Annual Accrual Factor” shall be the following:

Years of Service completed by Executive	(but never greater
Years of Service projected to Normal Retirement Age	than one (1))

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     (d)         Beneficiary. “Beneficiary” means the person, persons or entity best designated by the Executive to receive any benefits payable after Executive’s death. If the Executive has not designated a Beneficiary, the Beneficiary shall be deemed to be the Executive’s estate.

     (e)         Change in Control. “Change in Control” means a change in the ownership or effective control of Employer or in the ownership of a substantial portion of the assets of Employer, all as defined in Code Section 409A.

     (f)          Code. “Code” means the Internal Revenue Code of 1986, as amended, and including all guidance and regulations promulgated thereunder.

     (g)         Disability. “Disability” and “Disabled” mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

     (h)         Normal Retirement Age. “Normal Retirement Age” means age sixty-two (62).

     (i)          Normal Retirement Benefit. “Normal Retirement Benefit” means the benefit payable pursuant to Section 3 of this Agreement.

     (j)          Normal Retirement Date. “Normal Retirement Date” means the first day of the month coincident with or next following the date on which Executive has a Separation from Service on or after attaining Normal Retirement Age.

     (k)         Separation from Service. “Separation from Service” means the Executive’s “termination of employment” with Employer and any affiliated or subsidiary entity that is considered to be part of a controlled group with the Employer pursuant to Code Section 414(b) or (c). Whether a “termination of employment” has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Executive will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) months (or the full period of services to the Employer if the Executive has been providing services to the Employer for less than thirty-six (36) months).

     (1)         Specified Employee. “Specified Employee” means a specified employee as defined in Code Section 409A(a) (2)(B).

     (m)         Years of Participation. “Years of Participation” means the number of consecutive twelve (12) month periods during which Executive is employed by Employer, commencing with the Effective Date of this Agreement.

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     (n)         Year of Service. “Year of Service” means the number of consecutive twelve (12) month periods and fractions thereof during which Executive is employed by Employer, commencing on date of employment with Employer.

3.        Normal Retirement Benefit

Upon Executive’s Normal Retirement Date, Employer shall pay to Executive a monthly benefit equal to the following:

     (a)        Eight thousand three hundred thirty-three and 33/100ths dollars ($8,333.33), increased at the rate of two percent (2%) for each Year of Participation completed by Executive.

     (b)        Such benefit shall be paid as of the first day of each month for a period of one hundred eighty (180) months.

4.        Separation from Service Prior to Normal Retirement Age

If Executive has a Separation from Service with Employer prior to Normal Retirement Age, Employer shall pay to Executive a benefit, commencing on the first day of the month following Separation from Service and payable in one hundred eighty (180) monthly installments. The benefit shall be based on the Accounting Accrued Liability as of the date of Separation from Service.

5.        Disability Benefit

If Executive becomes Disabled, Employer shall pay to Executive a benefit equal to the Accounting Accrued Liability in one hundred eighty (180) monthly installments commencing within ninety (90) days of the date of Disability.

6.        Death Benefit

     (a)         If Executive dies prior to the commencement of benefits under this Agreement, Employer shall pay to Beneficiary the Accounting Accrued Liability as of the Executive’s date of death in a single lump sum payment as soon as administratively feasible but not later than ninety (90) days after Executive’s date of death.

     (b)         If Executive dies after benefit payments have commenced, Employer shall pay Beneficiary any remaining installment payments that would have been paid had Executive survived.

7.        Change in Control Benefit

Upon Separation from service or death after a Change in Control, the benefit payable under Sections 4 and 6 of this Agreement shall be as described therein except that the Accounting Accrued Liability shall be determined by assuming that the Annual Accrual Factor is equal to one (1).

8.        Time of Payment

Notwithstanding anything herein to the contrary, if Executive is a Specified Employee on the date of Separation from Service (except due to death), Executive shall not receive a distribution of any amount under this Agreement, until the date which is six (6) months after the date of Separation from

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Service. In the event a distribution must be delayed the first payment shall include an amount equal to the sum of the monthly payments which would have been paid to the Executive but for the payment deferral mandated pursuant to this Paragraph.

9.        Claims Procedure

     (a)        Any person claiming a benefit, requesting an interpretation or ruling under this Agreement, or requesting information under the Agreement shall present the request in writing to Employer, which shall respond in writing within a reasonable period of time, but not later than thirty (30) days after receipt of the request.

     (b)        Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

            (i)    The reason for denial, with specific reference to the provisions on which the denial is based;

            (ii)   A description of any additional material or information required and an explanation of why it is necessary; and

            (iii)   An explanation of the Agreement’s claims review procedure.

     (c)       Review of Claim. Any person whose claim or request is denied may request a review by notice given in writing to Employer within sixty (60) days following receipt of notification of the adverse determination. The claim or request shall be reviewed by Employer which may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

     (d)       Final Decision. The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified within such sixty (60) day period of an extension which shall not be for more than an additional sixty (60) days. The Employer’s decision shall be delivered in writing to Executive and shall state the reason and the relevant provisions in the Agreement for the decision. All decisions on review shall be final and bind all parties concerned.

10.      Amendment

This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

11.      Administration of Agreement

The Board shall have full power and authority to interpret, construe and administer this Agreement, and any action taken by the Board shall be conclusive and binding upon all parties in interest.

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12.      Compliance with Internal Revenue Code Section 409A

All provisions in this document shall be interpreted, to the extent possible, to be compliant with Code Section 409A. However, in the event any provision of this Agreement is determined to not be in compliance with Code Section 409A, such provision shall be null and void to the extent of such noncompliance.

13.      Unfunded Agreement

This Agreement is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The Board may terminate the Agreement and make no further benefit payments or remove certain employees as Executives if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Agreement constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

14.      Unsecured General Creditor

Executive and her Beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest or claims in any property or assets of Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Employer. Such policies, annuity contracts or other assets of Employer shall not be held under any trust for the benefit of Executive, her Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Agreement. Any and all of Employer’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of Employer. Employer’s obligation under the Agreement shall be that of an unfunded and unsecured promise to pay money in the future.

15.      Nonassignability

Executive shall not have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Executive, nor be transferable by operation of law in the event of Executive’s bankruptcy or insolvency.

16.      Not a Contract of Employment

This Agreement shall not constitute a contract of employment between Employer and Executive. Nothing in this Agreement shall give Executive the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge Executive at any time.

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17.      Governing Law

The provisions of this Agreement shall be construed and interpreted according to the laws of the State of California except as preempted by federal law.

18.      Validity

If any provision of this Agreement shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

19.      Successors

The provisions of this Agreement shall bind and inure to the benefit of Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.

20.     Notices

All notices shall be in writing, and shall be sufficiently given if delivered to the Employer at its principal place of business, or to the Executive at her last known address as shown in Employer’s records, in person, by Federal Express or similar receipted delivery, or, if mailed, postage prepaid, by certified mail, return receipt requested. The date of such mailing shall be deemed the date of notice, demand or consent.

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IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the date set forth below, and that upon execution, each has received a conforming copy.

CIRCLE BANK

By:
Title

Date:
KIM KASELEONIS

Date:	7-16-08

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 Sample Beneficiary Designations

Estate	The executors or administrators of my estate.

One Beneficiary	MARGARET H. ROE, wife.

One Beneficiary; Unnamed Children as Contingents	My wife, MARGARET H. ROE, if living at my death; if not then living, in equal shares to such of my children as shall be living.

One Beneficiary; Unnamed Children and Their Children as Contingents (Per Stirpes)	My wife, MARGARET H. ROE, if living at my death; if not then living, in equal shares to my children who may then be living and to the then living children of any deceased child of mine, per stirpes.

One Beneficiary; Estate as Contingent	My wife, MARGARET H. ROE, if living at my death; if not then living, to the executors or administrators of my estate.

One Beneficiary; One Contingent	My wife, MARGARET H. ROE, if living at my death; if not then living, to my son, JOHN ROE.

One Beneficiary; Two Contingents	My wife, MARGARET H. ROE, if living at my death; if not then living, in equal shares to such of my parents, NANCY ROE and JAMES ROE, as shall then be living.

Three or More Beneficiaries; One Contingent	In equal shares to such of my children, JOHN ROE, HAROLD ROE, and KATHERINE ROE, as shall be living at my death; should none then be living, to my wife, MARGARET H. ROE.

Unnamed Children; Two Contingents	In equal shares to such of my children as shall be living at my death; should none then be living, in equal shares to such of my parents, NANCY ROE and JAMES ROE, as shall then be living.

Unequal Shares: Show the Amount to Be Paid to Each Beneficiary as a Fraction and Not as a Specific Amount	2/3 to my wife, MARGARET H. ROE, if living at my death; if not then living, to my son, JOHN ROE; and the remaining 1/3 to said son at my death, and if not then living to said wife.

Bank as Trustee	The First National Bank, Middletown, Ohio, as Trustee under Trust Agreement dated May 1, 2000.*

One Individual as Trustee	John Doe as Trustee under Trust Agreement dated May 1, 2000.*

One Individual and Bank as Trustees	John Doe and The First National Bank, Middletown, Ohio, as Trustees under Trust Agreement dated May 1, 2000.*

Three Individuals as Trustees	John Doe, Richard Doe, and William White as Trustees under Trust Agreement dated May 1, 2000.*

*Title of trust may be changed to Deed of Trust, Declaration of Trust, Indenture of Trust, Trust Indenture, or similar title, as appropriate.

NOTE: FOREIGN BENEFICIARY—Whenever possible, the designation of a Beneficiary located in a foreign country should be avoided. It is usually difficult to locate such Beneficiaries and to obtain proof of their identity, and there may be foreign rules and regulations hampering prompt settlement of death claims. Existing political conditions in certain situations may even necessitate deferral of benefit payments.

Beneficiary Designation

(Please Print or Type Information)

I hereby designate the following to receive amounts payable by reason of my death:

Kimberly A. Kaselionis Trust dated 11-27-91

Information Concerning Primary Beneficiary

124 Wild Horse Valley Road-	###-##-####
Street Address	Social Security Number*

Novato, CA 94947	08-15-1961
City, State, Zip Code	Date of Birth*

*Will not be applicable for corporate trustee or in certain other cases.

7-17-08
Signature of Executive	Date

###-##-####
Social Security Number